Exhibit 99.1

Revance Releases Fourth Quarter and Full Year 2018 Results

-Successful 2018: Positive SAKURA 3 topline data, Fosun and Mylan partnerships signed-
-On track to complete BLA submission with U.S. FDA for glabellar lines indication in the first half of 2019-
-Raised approximately $108 million net proceeds from public stock offering on January 22, 2019-

NEWARK, Calif., February 26, 2019 - Revance Therapeutics, Inc. (Nasdaq: RVNC), a biotechnology company developing next-generation neuromodulators for use in treating aesthetic and therapeutic conditions, today announced results for the fourth quarter and full year ended December 31, 2018 and provided a business update.

Recent Highlights for DaxibotulinumtoxinA for Injection (DAXI) and Upcoming Company Milestones

•
DAXI demonstrated unprecedented efficacy and duration in alleviating moderate-to-severe glabellar (frown) lines in the SAKURA 3 Phase 3 open-label, long-term safety study. DAXI consistently produced long duration and high response rates and was well tolerated in over 3,800 treatments.

•
Completed a pre-BLA meeting with the U.S. Food and Drug Administration (FDA) in December of 2018, and is on-track to submit a Biologics Licensing Application (BLA) in the first half of 2019 for DAXI for the treatment of glabellar (frown) lines.

•
Initiated two separate Phase 2 trials of DAXI for the management of plantar fasciitis, and for the treatment of adult upper limb spasticity. Expects to complete enrollment for both Phase 2 trials and its Phase 3 trial for cervical dystonia during the second half of 2019.

•
Announced license agreement with Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. to commercialize DAXI in mainland China, Hong Kong and Macau. Received upfront payment of $30 million, and is eligible to receive additional development and sales milestone payments, as well as tiered double-digit royalty payments on future net sales.

•
Revance and Mylan recently had a Biosimilar Initial Advisory Meeting with the FDA on a proposed biosimilar to BOTOX®. In this meeting, the FDA provided guidance on their expectations for a development program to establish biosimilarity to BOTOX®. Based on the agency’s feedback, the companies believe that a 351(k) pathway for the development of a biosimilar to onabotulinumtoxinA is viable and provides the opportunity to develop and commercialize a biosimilar product for all 11 currently approved indications of BOTOX® and BOTOX® Cosmetic.

“The unprecedented results from our SAKURA Phase 3 trials for DAXI supplied us a with comprehensive data package for our BLA submission and provides a powerful springboard for our anticipated product launch to treat frown lines in 2020. Based on our unique peptide technology, only Revance is able to deliver the first true innovation in a neuromodulator by addressing the number one unmet need desired by physicians and patients alike -- longer duration,” said Dan Browne, president and chief executive officer at Revance. “We are taking steps to address the largest segments of the estimated $4.5 billion global neuromodulator opportunity and believe we can expand this fast-growing market by attracting new users and generating new approved uses. In facial aesthetics, we are commencing additional studies in the upper face, adding to our robust clinical data set. In therapeutics, we are advancing a sizable neuroscience pipeline. The combination of our DAXI long-acting and the biosimilar short-acting formulations uniquely position Revance to significantly expand the use of neuromodulators.”

Summary Financial Results

Cash, cash equivalents and short-term investments as of December 31, 2018 were $175.8 million. The same balance as of January 31, 2019 was $295.5 million, including the upfront payment from the Fosun license agreement and the net proceeds from the recent public stock offering.

Revenue for the fourth quarter and full year ended December 31, 2018 was $0.5 million and $3.7 million compared to less than $0.1 million and $0.3 million for the same periods in 2017, respectively. The revenue recognized during 2018 represents the portion of revenue earned from the $25 million upfront payment from Mylan under the biosimilar collaboration and license agreement.

Research and development expenses for the fourth quarter and full year ended December 31, 2018 were $25.5 million and $92.5 million compared to $21.0 million and $80.4 million for the same periods in 2017, respectively. The change in research and development expenses is primarily due to the cervical dystonia ASPEN Phase 3 clinical trial implementation costs, biosimilar collaboration costs, and increased costs to support manufacturing, quality efforts and research.

General and administrative expenses for the fourth quarter and full year ended December 31, 2018 were $13.4 million and $53.9 million compared to $11.9 million and $37.4 million for the same periods in 2017, respectively. The increase in general and administrative expenses is primarily due to increased costs related to personnel, pre-commercial activities to support future product launches, and infrastructure build-out.

Total operating expenses for the fourth quarter and full year ended December 31, 2018 were $38.9 million and $146.4 million compared to $35.8 million and $120.7 million for the same periods in 2017, respectively. Stock-based compensation for the fourth quarter and full year ended December 31, 2018 was $3.9 million and $16.3 million, respectively. When excluding depreciation, stock-based compensation, and non-recurring milestone costs, total operating expenses for the fourth quarter and year ended December 31, 2018 were $34.6 million and $127.4 million, respectively.

Net loss for the fourth quarter and full year ended December 31, 2018 was $40.6 million and $142.6 million, respectively, compared to $35.9 million and $120.6 million for the same periods in 2017, respectively.

2019 Financial Outlook

Revance expects 2019 GAAP operating expense to be in the range of $173 to $185 million and non-GAAP operating expense, which excludes depreciation and stock-based compensation costs, in the range of $148 to $158 million as driven by increased research and development expenditure and launch preparation activities. With three clinical programs and preparations to file the BLA underway, Revance anticipates 2019 non-GAAP research and development expense to be $93 to $100 million. With the successful capital infusion through partnering agreements in 2018 and an equity raise in January, management feels the company is funded through 2020.

Conference Call

Individuals interested in listening to the conference call may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 2298778; or from the webcast link in the investor relations section of the company's website at: www.revance.com.
A replay of the call will be available beginning February 26, 2019 at 4:30pm PT/7:30pm ET to February 27, 2019 at 4:30pm PT/7:30pm ET. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference conference ID: 2298778. The webcast will be available in the investor relations section on the company's website for 30 days following the completion of the call.

About Revance Therapeutics, Inc.

Revance Therapeutics is an emerging Silicon Valley biotechnology leader developing neuromodulators for the treatment of aesthetic and therapeutic conditions. Revance uses a unique proprietary peptide excipient technology to create novel, differentiated therapies. The company’s lead compound, DaxibotulinumtoxinA for Injection (DAXI), is in clinical development for a broad range of aesthetic and therapeutic indications, including glabellar lines, cervical dystonia, plantar fasciitis, upper limb spasticity and chronic migraine. DAXI has the potential to be the first long-acting neuromodulator. The company is advancing a robust pipeline of injectable and topical formulations of daxibotulinumtoxinA. More information on Revance may be found at www.revance.com.

“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
BOTOX® is a registered trademark of Allergan, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics' 2019 financial outlook, expected cash runway and other financial performance, the process and timing of, and ability to complete, current and anticipated future clinical development of our investigational drug product candidates, the initiation, design, timing and results of our clinical studies, including the SAKURA 3 study of DAXI, Phase 3 program for treatment of cervical dystonia, Phase 2 and other clinical programs for the management of plantar fasciitis and for the treatment of adult upper limb spasticity, and related results and reporting of such results; results of our non-clinical programs; statements about our business strategy, timeline and other goals and market for our anticipated products, plans and prospects; including our pre-commercialization plans and timing of our potential submission of a BLA filing for DAXI to treat glabellar (frown) lines; statements about our ability to obtain regulatory approval with respect to our drug product candidates; statements regarding additional milestone payments through our partnerships, and potential benefits of our drug product candidates and our excipient peptide and other technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance's periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed November 2, 2018. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. This release and the reconciliation tables included herein include total non-GAAP operating expense and non-GAAP R&D expense, both of which exclude depreciation, stock-based compensation, and non-recurring milestone costs. Revance excludes depreciation, stock-based compensation, and non-recurring milestone costs because management believes the exclusion of these items is helpful to investors to evaluate Revance's recurring operational performance. Revance management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

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Contacts
INVESTORS
Revance Therapeutics, Inc.:
Jeanie Herbert, 714-325-3584
jherbert@revance.com
or
Burns McClellan, Inc.:
John Grimaldi, 212-213-0006
jgrimaldi@burnsmc.com

or

MEDIA
General Media:
TOGORUN:
Mariann Caprino, 917-242-1087
m.caprino@togorun.com
or
Trade Media:
Nadine Tosk, 504-453-8344
nadinepr@gmail.com

Source: Revance Therapeutics, Inc.

REVANCE THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	As of December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$73,256	$282,896
Short-term investments	102,556	—
Accounts and other receivables	27,000	48
Prepaid expenses and other current assets	5,110	2,267
Total current assets	207,922	285,211
Property and equipment, net	14,449	9,250
Restricted cash	730	580
Other non-current assets	3,247	658
TOTAL ASSETS	$226,348	$295,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$8,434	$6,805
Accruals and other current liabilities	14,948	12,225
Deferred revenue, current portion	8,588	—
Financing obligations	—	1,872
Total current liabilities	31,970	20,902
Derivative liability associated with the Medicis settlement	2,753	2,613
Deferred revenue, net of current portion	42,684	—
Deferred rent	3,319	3,339
TOTAL LIABILITIES	80,726	26,854
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of December 31, 2018 and 2017; 36,975,203 and 36,516,075 shares issued and outstanding as of December 31, 2018 and 2017, respectively	37	37
Additional paid-in capital	830,368	810,975
Accumulated other comprehensive loss	(8)	—
Accumulated deficit	(684,775)	(542,167)
TOTAL STOCKHOLDERS’ EQUITY	145,622	268,845
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$226,348	$295,699

REVANCE THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$487	$37	$3,729	$262
Operating expenses:
Research and development	25,532	21,004	92,500	80,361
General and administrative	13,358	11,887	53,863	37,398
Loss on impairment	—	2,927	—	2,927
Total operating expenses	38,890	35,818	146,363	120,686
Loss from operations	(38,403)	(35,781)	(142,634)	(120,424)
Interest income	924	411	4,023	1,410
Interest expense	—	(18)	(44)	(457)
Changes in fair value of derivative liability associated with the Medicis settlement	10	(380)	(140)	(591)
Other expense, net	(147)	(138)	(773)	(525)
Loss before income taxes	(37,616)	(35,906)	(139,568)	(120,587)
Income tax provision	(3,000)	—	(3,000)	—
Net loss	(40,616)	(35,906)	(142,568)	(120,587)
Unrealized gain (loss) and adjustment on securities included in net loss	125	42	(8)	45
Comprehensive loss	$(40,491)	$(35,864)	$(142,576)	$(120,542)
Basic and Diluted net loss attributable to common stockholders	$(40,616)	$(35,906)	$(142,568)	$(120,587)
Basic and Diluted net loss per share attributable to common stockholders	$(1.12)	$(1.14)	$(3.94)	$(4.01)
Basic and Diluted weighted-average number of shares used in computing net loss per share attributable to common stockholders	36,334,364	31,580,146	36,171,582	30,101,125

Revance Therapeutics, Inc.
2018 Financial Results

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands)
(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2018	December 31, 2018
Operating expense:
GAAP operating expense	$38,890	$146,363
Adjustments:
Stock-based compensation	(3,851)	(16,273)
Depreciation	(475)	(1,726)
Non-recurring milestone	—	(1,000)
Non-GAAP operating expense	$34,564	$127,364